As filed with the Securities and Exchange Commission on November 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lulu’s Fashion Lounge Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8442468
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

195 Humboldt Avenue

Chico, California 95928

Telephone: (530) 343-3545

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lulu’s Fashion Lounge Holdings, Inc. Omnibus Equity Plan

Lulu’s Fashion Lounge Holdings, Inc. 2021 Employee Stock Purchase Plan

Lulu’s Fashion Lounge Holdings, Inc. 2021 Equity Incentive Plan

(Full title of the plans)

David McCreight

Chief Executive Officer

195 Humboldt Avenue

Chico, California 95928

Telephone: (530) 343-3545

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe

Tad J. Freese

Adam J. Gelardi

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 906-1200

Facsimile: (212) 751-4864

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share
Omnibus Equity Plan	3,719,000(2)	$16.00 (3)	$59,504,000.00	$5,516.02
2021 Equity Incentive Plan (Special Compensation Awards)	602,207(4)(a)	$16.00 (5)(a)	$9,635,312.00	$893.19
2021 Equity Incentive Plan (Options)	322,793(4)(b)	$11.35(5)(b)	$3,663,700.55	$339.63
2021 Employee Stock Purchase Plan	743,803(6)	$13.60 (7)	$10,115,720.80	$937.73

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of Lulu’s Fashion Lounge Holdings, Inc. (the “Company” or “Registrant”) that become issuable under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), the Omnibus Equity Plan (the “Omnibus Equity Plan”), and the 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents (i) 3,719,000 shares of Common Stock reserved for issuance under the Omnibus Equity Plan and (ii) any shares of Common Stock which, as of the effective date of the Omnibus Equity Plan, are subject to awards under the 2021 Plan that are forfeited or lapse unexercised. The number of shares reserved for issuance under the Omnibus Equity Plan will automatically increase on January 1st of each year, starting on January 1, 2022 and ending in 2031, equal to the lesser of (a) four percent (4%) of the shares of the Company’s Common Stock outstanding on the last day of the immediately preceding year or (b) such smaller number of shares of stock as determined by the Registrant’s board of directors.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $16.00 per share of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-260194) declared effective on November 10, 2021.

4(a)	Represents 602,207 shares of Common Stock reserved for issuance upon the settlement of special compensation awards that remain outstanding under the 2021 Plan.

(4)(b)	Represents 322,793 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2021 Plan.

(5)(a)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $16.00 per share of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-260194) declared effective on November 10, 2021.

(5)(b)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based on $11.35, which is the exercise price for stock options that remain outstanding under the 2021 Plan.

(6)

Represents shares of Common Stock reserved for future issuance under the ESPP. The number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, starting on January 1, 2022 and continuing through January 1, 2031, equal to the lesser of (a) one percent (1%) of the total number of shares of the Registrant’s Common Stock outstanding on the last day of the immediately preceding year or (b) such number determined by the Registrant’s board of directors.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $16.00 per share of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-260194) declared effective on November 10, 2021 multiplied by 85%, which reflects the discount to the purchase price applicable to purchases under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)

Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 10, 2021 (File No. 333-260194), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)

the Registrant’s Prospectus to be filed on or about November 12, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-260194).

(3)

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 10, 2021 (File No. 001-41059) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s amended and restated certificate of incorporation authorizes the indemnification of its officers and directors, consistent with Section 145 of the DGCL. Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. As permitted by the DGCL, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The Registrant has entered into indemnification agreements with each of its directors. These agreements, among other things, require the Registrant to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

The underwriting agreement entered into by the Company in connection with the sale of Common Stock provides that the underwriters will agree to indemnify, under certain conditions, the Company, the Company’s directors, officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. See Exhibit Index below.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on November 10, 2021.

LULU’S FASHION LOUNGE HOLDINGS, INC.

By	/s/ David McCreight
Name: David McCreight
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of David McCreight and Crystal Landsem, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David McCreight David McCreight	Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2021

/s/ Crystal Landsem Crystal Landsem	Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2021

/s/ Thomas Belatti Thomas Belatti	Director	November 10, 2021

/s/ Evan Karp Evan Karp	Director	November 10, 2021

/s/ Danielle Qi Danielle Qi	Director	November 10, 2021

/s/ John Black John Black	Director	November 10, 2021

/s/ Michael Mardy Michael Mardy	Director	November 10, 2021

/s/ Eric Liaw Eric Liaw	Director	November 10, 2021

EXHIBIT INDEX

Exhibit Number	Exhibit Index

4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon consummation of this offering (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement (File No. 333-260194), filed on November 1, 2021 with the Commission), to be effective upon the completion of the initial public offering.

4.2	Form of Amended and Restated Bylaws of the Registrant, to be effective upon consummation of this offering (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement (File No. 333-260194), filed on November 1, 2021 with the Commission), to be effective upon the completion of the initial public offering.

4.3	Omnibus Equity Plan and Form of Stock Option Agreement and Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement (File No. 333-260194), filed on November 1, 2021 with the Commission).

4.4	2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement (File No. 333-260194), filed on November 1, 2021 with the Commission).

4.5	2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement (File No. 333-260194), filed on November 1, 2021 with the Commission).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Latham & Watkins LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.